Single Trigger

NORTHERN OIL AND GAS, INC.
2013 INCENTIVE PLAN

Restricted Stock Award Agreement

Northern Oil and Gas, Inc. (the “Company”), pursuant to its 2013 Incentive Plan (the “Plan”), hereby grants an award of Restricted Stock to you, the Participant named below.  The terms and conditions of this Restricted Stock Award are set forth in this Restricted Stock Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you.  To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: **[_______________________]
Number of Shares of Restricted Stock: **[_______]	Grant Date: __________, 20__
Vesting Schedule:
Scheduled Vesting Dates	Number of Restricted Shares that Vest

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document.  You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Restricted Stock Award; provided, however, that to the extent any term of the Agreement is inconsistent with the terms of any then-effective written employment or severance agreement between you and the Company or any Affiliate, such written employment or severance agreement shall govern (so long as not in violation of the Plan).

PARTICIPANT:                                                                NORTHERN OIL AND GAS, INC.

_____________________________     By:______________________________________
                         Title:___________________________________

Northern Oil and Gas, Inc.
2013 Incentive Plan
Restricted Stock Award Agreement

Terms and Conditions

1.
Grant of Restricted Stock.  The Company hereby grants to you, as of the Grant Date specified on the cover page of this Agreement and subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Shares of Restricted Stock specified on the cover page of this Agreement.  Unless and until these Shares vest as provided in Section 4 below, they are subject to the restrictions specified in Section 3 of this Agreement and are referred to as “Restricted Shares.”

2.
Delivery of Restricted Shares.  As soon as practicable after the Grant Date, the Company will issue one or more certificates for, or cause its transfer agent to maintain a book entry account reflecting the issuance of, the Restricted Shares in your name.  The Secretary of the Company, or the Company's transfer agent, will hold the certificate(s) for the Restricted Shares, or cause such Restricted Shares to be maintained as restricted shares in a book entry account, until the Restricted Shares either vest as provided in Section 4 or are forfeited as provided in Section 6.  Any certificate(s) issued for Restricted Shares will bear the legend specified in Section 9, and any book entry accounts that reflect the issuance of such Restricted Shares will be accompanied by comparable stop transfer instructions.  Your right to receive this Restricted Stock Award is conditioned upon your execution and delivery to the Company of all stock powers or other instruments of assignment that may be necessary to permit transfer to the Company of all or a portion of the Restricted Shares if such Restricted Shares are forfeited in whole or in part.

3.           Applicable Restrictions.

(a)           Beginning on the Grant Date, you shall have all rights and privileges of a stockholder of the Company with respect to the Restricted Shares except as follows (the “Restrictions”):

(i)	dividends and other distributions declared and paid with respect to the Restricted Shares before they vest shall be subject to Section 3(c);

(ii)
none of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered, subjected to a levy or attachment or disposed of before they vest other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan; and

(iii)	all or a portion of the Restricted Shares may be forfeited in accordance with Section 6.

(b)           Any attempt to transfer or dispose of any Restricted Shares in a manner contrary to the Restrictions shall be void and of no effect.

(c)           You will be entitled to receive regular cash dividends with respect to outstanding Restricted Shares, but any other dividends or distributions payable or distributable with respect to outstanding Restricted Shares, including any Shares or other property or securities distributable as the result of any equity restructuring or other change in corporate capitalization described in Section 12(a) of the Plan, shall be retained and held by the Company subject to the same Restrictions, vesting conditions and other terms of this Agreement to which the underlying Restricted Shares are subject.  At the time the underlying Restricted Shares vest, the Company shall deliver to you (without interest) the portion of such retained dividends and distributions that relate to the Shares that have vested.

4.	Vesting of Restricted Shares.

(a)   Scheduled Vesting.  If you remain a Service Provider continuously from the Grant Date specified on the cover page of this Agreement, then the Restricted Shares will vest in the number(s) and on the date(s) specified in the Vesting Schedule on the cover page of this Agreement.

(b)   Accelerated Vesting.  Notwithstanding Section 4(a), the Restricted Shares will vest in full upon the earlier to occur of (i) the termination of your Service because of your death or Disability, or (ii) a Change in Control that occurs while you continue to be a Service Provider.

5.
Release of Unrestricted Shares.  Upon the vesting of Restricted Shares and the corresponding lapse of the Restrictions, and after the Company has determined that all conditions to the release of unrestricted Shares, including Section 8 of this Agreement, have been satisfied, it shall release to you the unrestricted Shares, as evidenced by issuance of a stock certificate without restrictive legend, by electronic delivery of such Shares to a brokerage account designated by you, or by an unrestricted book-entry registration of such Shares with the Company’s transfer agent.

6.
Forfeiture of Restricted Shares.  Subject to Section 4(b), if your Service terminates before all of the Restricted Shares have vested, or if you attempt to transfer Restricted Shares in a manner contrary to the Restrictions, you will immediately forfeit all unvested Restricted Shares, which shall be returned to the Company for cancellation.

7.
83(b) Election.  You may make and file with the Internal Revenue Service an election under Section 83(b) of the Code with respect to the grant of the Restricted Shares hereunder, electing to include in your gross income as of the Grant Date the Fair Market Value of the Restricted Shares as of the Grant Date.  You shall promptly provide a copy of such election to the Company.  If you make and file such an election, you shall make such arrangements in accordance with Section 8 as are satisfactory to the Committee to provide for the timely payment of all applicable withholding taxes.

8.
Withholding Taxes.  You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy any federal, state, local or foreign withholding taxes that may be due as a result of the receipt or vesting of Restricted Shares, and the Company may defer the release to you of any and all unrestricted Shares until you have made arrangements acceptable to the Company for payment of all such withholding taxes in accordance with the provisions of Section 14 of the Plan.  You may satisfy some or all of such withholding tax obligations by delivering Shares you already own or by forfeiting and directing the Company to retain a portion of the unrestricted Shares that would otherwise be released to you.

9.	Restrictive Legend. Any certificate representing Restricted Shares shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO SUBSTANTIAL RESTRICTIONS ON TRANSFER, AND THE POSSIBLE FORFEITURE OF SUCH SHARES TO NORTHERN OIL AND GAS, INC. WITHOUT CONSIDERATION, AS SET FORTH IN A RESTRICTED STOCK AWARD AGREEMENT BETWEEN NORTHERN OIL AND GAS, INC. AND THE REGISTERED OWNER OF THE SHARES REPRESENTED BY THIS CERTIFICATE.  A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE REGISTERED OWNER.

You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.  The Company shall not be required (i) to transfer on its books any Shares that have purportedly been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any transferee to whom such Shares shall have been purportedly sold or transferred in violation of any of the provisions of this Agreement.

10.
Governing Plan Document.  This Agreement and the Restricted Stock Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan.  If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

11.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

12.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

13.
Continued Service.  This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

14.
Notices.  Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided.  Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 315 Manitoba Avenue, Suite 200, Wayzata, Minnesota 55391, fax 952-476-9801, and all notices or communications by the Company to you may be given to you personally or may be mailed or emailed to you at the applicable address indicated in the Company's records as your most recent mailing or email address.

By signing the cover page of this Agreement or otherwise accepting this Award in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan document.